EXHIBIT 10.2
AMENDMENT NO. 1
TO
TENNECO INC.
2006 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective March 18, 2013)
WHEREAS, Tenneco Inc. (the “Company”) maintains the Tenneco Inc. 2006 Long-Term Incentive Plan (as amended and restated effective March 18, 2013, the “Plan”); and
WHEREAS, the Board of Directors has determined that it is advisable to amend the Plan on the terms set forth herein.
NOW, THEREFORE, by virtue and in exercise of the power reserved to the Board of Directors by Article 8 of the Plan, the Plan be and is amended, effective October 10, 2016, by substituting the following for subsection 8.3 of the Plan:
“8.3.    Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of shares of Common Stock under this Section 8.3 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Section 8.3 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions.”